UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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[     ]          Preliminary Proxy Statement

[     ]          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[     ]         Definitive Proxy Statement

[ X ]         Definitive Additional Materials

[     ]          Soliciting Material Pursuant to § 240.14a-12

INSITUFORM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
N.A.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with the solicitation being conducted by Water Asset Management LLC (“WAM”), Water Investment Advisors (Cayman), Ltd., TRF Master Fund (Cayman) LP (“TRF”), Alfonse M. D’Amato, Matthew J. Diserio, Disque D. Deane Jr., Richard Onses and Nickolas W. Vande Steeg (collectively, the “Dissident Investor”), Insituform Technologies, Inc. (our “Company”) seeks to advise our stockholders of our response to the Dissident Investor to date.

On December 5, 2007, Messrs. Diserio and Deane, on behalf of TRF, met with Alfred L. Woods, the Chairman of our Board and our then Interim Chief Executive Officer, and David A. Martin, our Vice President and Chief Financial Officer, during which meeting Messrs. Woods and Martin provided Messrs. Diserio and Deane with information regarding our overall business strategy, business segments and the end markets we serve.  The purpose of the meeting, as represented by Messrs. Diserio and Deane, was to better understand our Company’s latest business strategy.  During the meeting, Messrs. Diserio and Deane expressed dissatisfaction with the current performance of our Company.

On December 7, 2007, WAM, the investment manager or advisor to TRF, sent a letter to Mr. Woods demanding, among other things, that:

•	The Company should immediately hire an investment banker and undertake a process to explore its strategic alternatives, including, most likely, a sale of the Company; and

•	The Company should immediately end its search for a permanent Chief Executive Officer.

A copy of this letter is furnished as Exhibit 99.1 and is incorporated herein by reference.

We confirmed receipt of the letter from WAM by a letter from David F. Morris, our Senior Vice President, General Counsel and Chief Administrative Officer, dated December 13, 2007.  This letter indicated that WAM’s letter was shared with each member of our Board and that the issues raised in WAM’s letter would be discussed by our Board.  A copy of this letter is furnished as Exhibit 99.2 and is incorporated herein by reference.  On December 26, 2007, WAM sent another letter to us reiterating its demands.  A copy of this letter is furnished as Exhibit 99.3 and is incorporated herein by reference.

On January 17, 2008, WAM, TRF, Water Investment Advisors (Cayman), Ltd. and Messrs. Diserio and Deane filed a Schedule 13D with the U.S. Securities and Exchange Commission (the “SEC”) indicating that in the aggregate, TRF beneficially owned 1,466,008 shares (5.3%) of our common stock.  In the Schedule 13D, WAM restated the Dissident Investor’s demands that we immediately hire an investment banker and undertake a process to explore our strategic alternatives, including, most likely, a sale of our Company, and immediately end our search for a permanent Chief Executive Officer.  The Schedule 13D also indicated that WAM was considering whether TRF would propose nominations or other business at our 2008 Annual Meeting.

As we promised in our letter dated December 13, 2007 to WAM, our Board discussed WAM’s demands at its regularly scheduled board meeting on January 22 and 23, 2008.

On January 24, 2008, TRF sent a notice to Mr. Morris (the “TRF Notice”) notifying us that TRF intended to present at our 2008 Annual Meeting (i) nominations of five individuals to our Board (the “TRF Nominees”) and (ii) a proposal to amend our Amended and Restated By-Laws to fix the number of directors on our Board at six directors (the “Board Size Proposal”).  A copy of this notice is furnished as Exhibit 99.4 and is incorporated herein by reference.  On January 25, 2008, WAM, TRF, Water Investment Advisors (Cayman), Ltd. and Messrs. Diserio and Deane filed with the SEC an amended Schedule 13D to reflect submission of the TRF Notice and a Schedule 14A submitting the amended Schedule 13D as soliciting material.

On January 28, 2008, we issued a press release acknowledging receipt of the TRF Notice.  Later on the same day, TRF sent another letter to Mr. Morris requesting access to our stockholder list pursuant to stockholder rights under the Delaware corporate law.  On February 2, 2008, we sent a letter to TRF providing instructions on how TRF could obtain such access.

On February 6, 2008, we sent a letter to TRF requesting the opportunity for our Corporate Governance & Nominating Committee to conduct in-person interviews with each of the TRF Nominees.  The letter indicated that our Corporate Governance & Nominating Committee, which was then in the process of reviewing nominees to our Board, would carefully consider TRF’s candidates when determining nominees to be recommended to our Board for election at the 2008 Annual Meeting.  The letter also indicated that when reviewing all potential nominees, our Corporate Governance & Nominating Committee would be taking into account a variety of characteristics, including but not limited to, core competencies, experience, independence, level of commitment, Board and Company needs and considerations, personal characteristics and other relevant factors, as outlined in our corporate governance guidelines, conflict of interest policies and other relevant materials.  A copy of this letter is furnished as Exhibit 99.5 and is incorporated herein by reference.

On February 8, 2008, WAM sent a letter declining our offer to interview the TRF Nominees.  The letter indicated that WAM intended to nominate the TRF Nominees in order to implement an agenda that centers on immediately pursuing strategic alternatives, including the possibility of a sale of our Company, and immediately ending the search for a permanent Chief Executive Officer.  The letter stated that a candidate’s commitment to TRF’s proposed agenda was among the most important criteria for determining who should serve on our Board.  In the letter, WAM requested a meeting with our Board to discuss our business plan, our strategic alternatives and our future.  A copy of this letter is furnished as Exhibit 99.6 and is incorporated herein by reference.

On February 15, 2008, we sent a letter to WAM expressing our disappointment over its decision to decline our Corporate Governance & Nominating Committee’s invitation to interview the TRF Nominees.  In the letter, we expressed our Board’s belief that, among other things, the views of the TRF Nominees on alternatives available to our Company, other than the possibility of a sale of our Company, are relevant both to our Corporate Governance & Nominating Committee and our stockholders.  The letter stated that even in the event our Board were to pursue a sale of our Company, there is no guarantee of its success and our directors must ensure that we are equipped and prepared to run our business during any interim period, as well as in the long-term.  We nevertheless offered to have members of our Board meet with representatives of the Dissident Investor to share our Board’s views and discuss the future of our Company.  A copy of this letter is furnished as Exhibit 99.7 and is incorporated herein by reference.

On February 28, 2008, members of our Board, Ms. Cuskley and Messrs. Dubinsky and Weinig, together with Mr. Morris, met with representatives of TRF.  The representatives of TRF explained their concerns with respect to our Company and the members of our Board, and the members of our Board and Mr. Morris explained the concerns of our Board with respect to TRF’s proposals.  The members of our Board and Mr. Morris also described the qualifications that our Board seeks in new directors and invited TRF to recommend a candidate or candidates with substantial operating experience in the industries in which we operate.  Following the meeting, we sent a letter to WAM on March 6, 2008 reiterating the invitation to recommend such a candidate or candidates and to do so in a timely manner in order to permit sufficient time to interview and assess the candidate or candidates prior to the filing of our Proxy Statement.  A copy of this letter is furnished as Exhibit 99.8 and is incorporated herein by reference.  To date, the Dissident Investor has not recommended any such candidates.

On March 13, 2008, we filed a Form 8-K announcing the death of Alfred T. McNeill, one of our directors, who passed away on March 11, 2008.  The death of Mr. McNeill left one vacancy on our Board of Directors.

On March 13, 2008, WAM filed a Schedule 14A stating that it had issued an open letter to our stockholders.  In that letter, WAM informed our stockholders that it is seeking the election of five nominees to our Board and said that our Board should consider our Company’s strategic alternatives, with the most likely outcome a sale of our Company.  WAM, however, changed its earlier position stating that if the TRF Nominees are elected, the TRF Nominees “will support an independent turnaround strategy should a strategic review of available alternatives demonstrate that this is the best way to maximize value for stockholders.”

On March 21, 2008, we filed our preliminary proxy statement with the SEC.

During the week commencing March 24, 2008, Mr. Morris contacted Mr. Diserio to suggest a meeting with WAM to follow up on our previous discussions but WAM declined to meet with us, unless as a precondition to meeting, we agreed to accept two of the TRF Nominees to our Board.  On March 27, 2008, we sent WAM a letter expressing our disappointment and indicated that it remains our preference to engage in constructive dialogue with WAM.  A copy of this letter is furnished as Exhibit 99.9 and is incorporated herein by reference.

The next day, March 28, 2008, Mr. Diserio telephoned Mr. Morris and indicated that, given the conciliatory tone of our letter dated March 27, 2008, representatives of WAM had changed their mind and agreed to meet with our Board.  While an earlier meeting date was sought, due to scheduling issues, the meeting was postponed until April 8, 2008.  In addition, on March 28, 2008, the Dissident Investor filed with the SEC a preliminary proxy statement indicating its intention to solicit proxies to vote in favor of the TRF Nominees and the Board Size Proposal.

On April 7, 2008, we announced the appointment of J. Joseph Burgess as our new President and Chief Executive Officer and as a member of our Board and the Strategic Planning Committee of our Board, effective April 14, 2008.  On the same day, we separately announced that our Board had completed a review of our Company’s strategic options and had unanimously concluded that execution of the Company’s business plan and hiring a new Chief Executive Officer are the best ways to enhance stockholder value.  The announcement noted that our Board worked closely with management to conduct its review and analysis, while also drawing upon input received from outside advisors, including the recommendations of our independent financial advisor, Merrill Lynch & Co. (“Merrill Lynch”).

On April 8, 2008, members of our Board, Messrs. Dubinsky and Cortinovis, met with representatives of WAM.  Messrs. Dubinsky and Cortinotivs discussed our Company’s strategic review, our new President and Chief Executive Officer, J. Joseph Burgess, and our continuing search for one or more additional nominees for director with water industry operating experience relevant to our business.  During the meeting, Messrs. Dubinsky and Cortinovis agreed to set up separate meetings for WAM representatives to meet with Merrill Lynch to discuss Merrill Lynch’s analysis and to meet Mr. Burgess, our new Chief Executive Officer.  The Merrill Lynch meeting was tentatively set for April 15, 2008.  In addition, on April 8, 2008, we filed our revised preliminary proxy statement with the SEC.

On April 11, 2008, the Friday prior to the scheduled Tuesday meeting between WAM and Merrill Lynch, the Dissident Investors filed Amendment No. 1 to its preliminary proxy statement with the SEC.  The revised proxy statement denounced the strategic review of our Company by Merrill Lynch before the WAM representatives had met with Merrill Lynch to discuss the review and the analysis actually conducted.  Thereafter, our Board cancelled the scheduled meeting with WAM.

On April 21, 2008, we filed our definitive proxy statement with the SEC and mailed our proxy materials to our stockholders.  On the same day, we released a press release urging our stockholders to vote for our director nominees.

Important Information

Insituform Technologies, Inc. filed its 2008 definitive proxy statement with the SEC in connection with its 2008 Annual Meeting. Insituform’s stockholders are strongly advised to read the definitive proxy statement carefully, as it contains important information.  Free copies of the definitive proxy statement, and any amendments or supplements thereto, and other materials filed by Insituform with the SEC will be available free of charge on the SEC’s website at www.sec.gov, at Insituform’s website on www.insituform.com under Investors/SEC or by directing requests to Insituform’s proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888-750-5834.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Letter from Water Asset Management LLC to Insituform Technologies, Inc., dated December 7, 2008.
99.2	Letter from Insituform Technologies, Inc. to Water Asset Management LLC, dated December 13, 2008.
99.3	Letter from Water Asset Management LLC to Insituform Technologies, Inc., dated December 26, 2008.
99.4	Stockholder Notice from TRF Master Fund (Cayman) LP to Insituform Technologies, Inc., dated January 24, 2008.
99.5	Letter from Insituform Technologies, Inc. to TRF Master Fund (Cayman) LP, dated February 6, 2008.
99.6	Letter from Water Asset Management LLC to Insituform Technologies, Inc., dated February 8, 2008.
99.7	Letter from Insituform Technologies, Inc. to Water Asset Management LLC, dated February 15, 2008.
99.8	Letter from Insituform Technologies, Inc. to Water Asset Management LLC, dated March 6, 2008.
99.9	Letter from Insituform Technologies, Inc. to Water Asset Management LLC, dated March 27, 2008.